Composite Technology Corporation
Year-End Earnings
December 18, 2007

Operator: Ladies and gentlemen, thank you for standing by and welcome to the Composite Technology Corporation Year Ending Earnings conference call. At this time all parties are in a listen-only mode. Following the presentation the conference will be opened for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, please lift the handset before making your selection.

I would now like to turn the conference over to Mr. James Carswell, Vice President of Relations. Please go ahead sir.

James Carswell: Good morning and thank you for joining management of Composite Technology. I’m James Carswell, Vice President of Investor Relations. With me on the call today is D.J. Carney, our Chief Financial Officer, and Benton Wilcoxon, our Chief Executive Officer.

Before we get started I’d like to read a brief safe harbor statement. Statements made during this call are not strictly historical in nature constitute forward-looking statements. Such statements include, but are not limited to statements regarding the potential sales of turbines and related DeWind products, essential sales of ACCC conductors and related products, expectations regarding ACCC and DeWind revenues, costs, expenses and cash flows for the first fiscal quarter of 2008, expectations regarding any current or future litigation, top line growth, and earnings potential of the CTC Cable and DeWind businesses, the Company’s position in alternative energy in the alternative energy space, the Company’s plans for future DeWind of CTC Cable domestic or international sales, plans for development efforts in the DeWind and CTC Cable businesses, expectations for current and future CTC Cable and DeWind sales orders and manufacturing, as well as anticipated financial results of the fourth quarter of 2007.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those expressed or implied by such forward-looking statements. Reference should be made to all factors disclosed in the Company’s most recent annual report on Form 10K filed with the SEC on December 14th, 2007. These factors include, but are not limited to risks related to the operations of the DeWind and CTC Cable businesses, risks related to the Company’s financial well-being, forcing (sp?) of materials and the risks that the Company will continue as a going concern, the risks that customers use of the Company’s technology may not grow as anticipated, the risk that anticipated market opportunities may not materialize at expected levels or at all, the risk that the Company’s activities may not result in the growth of possible revenue. All forward-looking statements are qualified in their entirety by this cautionary statement and Composite Technology’s providing this information as of the date of this call and does not take any obligation to update any forward-looking statements discussed in this call as a result of new information, future events, or otherwise other than as required under applicable Securities law.

For those of you who are not able to stay on the call with us today, an audio webcast will be archived on our website under Events and Presentations at www.viavid.net.dce.aspx?sid=000049a9.

And at this time I would like to turn the call over to Benton Wilcoxon. Please go ahead sir.

Benton Wilcoxon: Thank you and welcome to our earnings call for 2007. Our agenda for today’s call will be as follows: first D.J. Carney, our CFO, will present commentary on our financial results. Then I will provide some color about the year and talk about near and mid-term objectives and opportunities for the business and the status of our potential wind turbine orders. And lastly D.J. Carney will provide guidance for December 2007 quarter of revenues.

I would like to turn the call over to D.J. Carney, our CFO, to walk through the 10K now.

D.J. Carney: Thanks Benton. I’d like to take a few minutes to walk through the financial results for 2007 beginning with the P&L. Taking a look at our financial highlights for the year, the revenue for the year was a record $40.8 million, including $16 million from our cable business and $24.8 million from our wind business. Revenue growth from our cable business was $13 million, or 433% over 2006 and $18.2 million, or 276% for our wind business. Our loss for the year was 45 million, or $0.24 per share, consisting of operating losses in our cable business of 4.1 million, losses in our turbine business of 23.3 million and corporate expenses, interest, and charges of 17.6 million. Excluding non-cash charges for depreciation, non-cash interest and stock option charges, our loss was $34.1 million, or $0.18 per share.

Revenues for our cable division were driven by the January 2007 contract with Jiangsu Far East in China. On a year-over-year comparison we delivered approximately 1,100 kilometers of ACCC conductor and ACCC conductor core in 2007, an increase of 900 kilometers from just over 200 kilometers in 2006.

Our fiscal 2007 gross margins for our cable business were $4.6 million, or 28%, 28.6% of revenues, reflecting primarily sales of stranded ACCC conductor.

Gross margins for our DeWind business were negative $6.7 million in total and are further broken down as negative 1.5 million for turbine product sales and negative $5.2 million for turbine service related sales. I will break down those wind margin figures later in the call.

For the September quarters, our revenues were $4.3 in cable and $2.2 million for DeWind. The September quarter’s revenues were negatively impacted by timing delays in revenue recognition for both our wind and cable businesses and not by a loss of contracts or orders.

Our cable revenues were delayed due to requests by our Chinese distributor for their late calendar 2007 deliveries. To further explain and refresh your memory, a recap of our revenue recognition policies related to our ACCC products is in order. We recognize our ACCC product revenue upon delivery to our customers. For ACCC conductor core, the sales cycle is between 60 and 90 days and revenues are recognized after the ACCC core product is produced by our plant here in Irvine and after it is delivered to a stranding facility. For fully stranded ACCC conductor, revenue recognition occurs after the ACCC core is stranded with aluminum and is shipped to the end user customer. The sales cycle for stranded conductor sales typically takes between 150 and 210 days.

Beginning in July, our Chinese distributor, Jiangsu Far East began the process to become certified to strand ACCC conductor. As part of our developing relationship with them, we allowed Jiangsu to delay some of their shipments that they placed in late June and early July until after the option to take delivery of ACCC core if they could get qualified to wrap and then we would ship them core and non-stranded product. This follows on our strategy of selling ACCC conductor core to our stranders, since it is a higher-margin product that has a much faster time to market and which resulted in much faster inventory turnover.

We had originally expected Jiangsu’s certification to be completed in September and that some of their orders would be shipped as ACCC conductor core in time to meet the September shipping cut off. The certification took longer than expected due to delivery delays for a few key pieces of equipment for Jiangsu. It was then necessary to push the expected September delivery of the June and July orders into the December quarter. We will be giving guidance later in the call as to what we expect our December cable quarterly revenues to be.

Our September quarter wind revenues included only service-related revenues and turbine parts sold to our turbine licensees in China, a compared to earlier quarters where these six MDA turbines had been shipped and recognized. There were turbine shipments during the September quarter prior to the September 30th cut off date, but we deferred the revenue associated with those shipments. In particular we shipped significant components of our first commercial D8.2 50 Hertz model to our customer in Argentina prior to the September 30 deadline. Title for these components passed to the customer once we ship a unit, however since this was our first commercial D8.2 unit, we determined that it was appropriate to defer recognition of this revenue until the completed turbine was installed and operational, so as to avoid any possible questions had this turbine not functioned as designed. The installation of the first D8.2 occurred in November 2007 and it will be included as a component of the December quarter guidance to be discussed later.

Continuing on with the September quarterly results, our September quarter cable gross margins improved over the June quarter margins by 1.6% from 28.6% to 30.2%. The improvement was due to a larger mix of ACCC core revenue in the September quarter than the June quarter and lower shipping costs than we saw in the June quarter.

I will now switch to the wind business margins. The wind product margins of negative 1.5 million represent the combination of 0% margins and inventory write-down of acquired D6 parts. US GAAP acquisition accounting dictates that sales of acquired inventory be cost at estimated liquidation value and requires adjustment of inventory to reflect the 0% margin.

For DeWind, this impacted margins during the year. In the September quarter we further reviewed the parts components scheduled to be used in the seven D6 units sold to the Chezk’s for delivery in 2008. D6 parts totaling $1.2 million were determined to be impaired since they are either not usable in the current projected sales of D6’s or they can only be used as spare parts at a reduced value. We therefore recorded a $1.2 million charge to turbine cost of sales for these parts. We also took a $300,000 charge in, for 2008 revenue related deliveries to provide for expected cost in excess of the contracted sales values for certain of our 2008 turbine sales. We did not believe that the margins recorded in 2007 are reflective of the margins we expect in future reporting periods for our D8.2 units.

The service margin of negative 5.2 million represents adjustments to our warranty, retrofit and availability accruals related to our legacy European turbine install base.

Poor service levels for parts of 2007 required us to reassess our turbine warranty and availability rates used to estimate our future warranty liabilities. In addition, in August 2007 one of our customers exercised an extended warranty option that we had not expected to be exercised, which required additional future availability penalties and future warranty exposure accruals. The accumulated financial impact of the service issues caused us to incur additional warranty related expenses of $4.4 million during the year to properly accrue for our estimated warranty liability, based on our current service levels. We hope that we will ultimately not incur portions of these estimated losses and we are actively working to improve our service response times to limit our exposures to the potential future penalties.

Moving on to operating expenses. On a consolidated basis, our operating expenses increased to 31.5 million in 2007, up from $17.7 million in 2006. The expense increase was due to the inclusion of DeWind’s operations for an entire year and increased development efforts for our D8.2 turbine prototypes. The combined cable and corporate expenses increased by $900,000, primarily due to increased sales and marketing costs relating to higher CTC Cable revenue levels and an increase in stock complication (sp?) charges.

Further drilling into the expenses for the fourth quarter, we incurred some non-recurring charges in the fourth quarter and we reallocated some expenses. For those of you who follow these numbers closely, I will now explain the changes from fiscal Q3 to fiscal Q4.

For our corporate expenses, which are primarily officer compensation, professional fees, corporate salaries and SEC-related expenses, we reallocated all expenses that had been classified through the June quarter into either corporate sales and marketing or corporate research and development expenses. These expenses were moved to our cable business segment for the annual presentation.

We moved $215,000 related to the June quarter and 457,000 for the two quarters ending June 30th, 2007. Excluding these reclassifications, the corporate expenses were consistent at $1.6 million per quarter and excluding stock compensation charges, corporate cash basis expenses were approximately $1.2 million for both Q3 and Q4.

For the cable related expenses, which are primarily sales and development efforts specific to our cable business, and factoring in the allocation described earlier, cable expenses increased from $2.1 million in Q3 to $2.8 million in Q4. The increase is due to 200,000 in increased stock compensation and $500,000 in charges related to additional R&D expenses. The R&D expenses were of a non-recurring nature and were caused by the qualification of additional redundant sources for carbon and resin mixtures for our ACCC core products.

Excluding the non-recurring charges and non-cash depreciation and stock compensation charges, our cash basis expenses for the cable segment were approximately 1.65 million for Q3 and 1.58 million for the fourth quarter, with the decrease due to lower commission payments and lower revenue levels for the quarter.

DeWind related expenses increased from $3.6 million in Q3 to $4.7 million in the fourth quarter. Three hundred thousand dollars of the increase was due to a one-time accelerated amortization of an acquired intangible asset related to the service portion of the DeWind business. The remaining $800,000 was due to research and development expenses related primarily to fourth quarter assessment work on our D8.2 50 Hertz unit at Cuxhaven, Germany.

In July and August, after obtaining full certification of our Cuxhaven prototype, we decommissioned the 50-Hertz prototype and performed detailed wear analysis tests on the new drive train prior to the beginning of commercial production. While the Cuxhaven costs are non-recurring, we will incur some similar costs associated with preparing our US prototypes for its testing protocols during the first two quarters of fiscal 2008.

Onto other expenses. We had three significant components of other expenses. First our interest expense increased to $7.2 million in 2007, due to the addition of our $22.8 million in convertible debt, including approximately $5.4 million in non-cash interest expense. Second, we recorded a $3 million charge to legal claims to fully accrue for our portion of the balances payable to FKI pertaining to DeWind’s litigation between FKI and DeWind. The FKI litigation is complex and difficult to encapsulate in the course of a minute or two. In a nutshell it consists of several claims that FKI has made against DeWind and the capital accounts claim that DeWind has against FKI. Since the FKI claims against DeWind have been adjudicated, we have recorded the charges to reflect this required accrual. We have not, however, recorded any reduction against the $3 million charge for DeWind’s claim against FKI related to the capital accounts issue. We are hopeful that we can offset payments due to FKI with amounts we believe to be due from FKI to DeWind and we have scheduled settlement hearings to resolve our collective claims in mid-January 2008.

Finally, in the fourth quarter we recorded a $900,000 impairment to the goodwill assigned to the service portion of DeWind and which reflects the reduced value of the service business as a result of a reduction in our ownership position of that (inaudible).

I’ll now turn quickly to the balance sheet and the cash flows. We ended the year with total cash of approximately $23 million, an increase of over $20 million and reflective of our $22.8 million convertible debt raise and our $25 million pipe equity raises as reduced by our $21.8 million in cash used from operations and capital spending.

Our accounts receivable balance has declined to 7.8 million, the result of lower turbine sales, and our inventory balance is increased to $38.6 million, primarily to the purchase of turbine parts for our D8.2 products. We spent 5.4 million in capital expenditures during the year, primarily for a two D8.2 prototypes.

During the year our deferred revenues increased by nearly $18 million to $35.6 million, which is the result of additional customer deposits on our turbine backlog and additional deferred cable related advance payments for our, with our sales to Jiangsu.

Our debt position increased from $6 million in 2006 to $12.8 million in 2007. And during the fourth quarter of 2007 we had approximately $16 million of convertible debt conversions, which reduced our cash expense costs by nearly $1.2 million per year and we ended the year with total convertible debt of $12.8 million in principal. Subsequent to year-end we had an additional debt conversion of approximately $1.4 million.

To recap, our financial results are reflective of our management focus during the year of substantial order growth in our cable business and positioning our turbine biz. Our cable business had operating losses of 4.1 million on revenues of $16 million in revenues, and turbine revenues of $24.8 million, primarily a liquidation of acquired inventory, which helped fund our efforts to position our turbine business for commercialization.

Finally, we ended September with strong order backlog with $13 million related to our cable business and $50 million of turbine business backlog. We believe this positions the Company well for future revenue growth and with that, I will turn the call over, back over to Benton Wilcoxon to add some color to this information. Benton?

Benton Wilcoxon: Thanks D.J. Six years ago the CTC founders had a vision of replacing other dear old utility conductor technology with advanced aerospace technology composite materials. Today I’m pleased about our successes in 2007 and even more excited about what I believe is possible for 2008.

Our focus in 2007 was to secure longer-term agreements for our ACCC conductor products and to integrate to operations of our, our two operations of our DeWind acquisition and to set up supply chain for turbine components to transfer technology to assembly operations in the US and to lay the groundwork for successful commercialization of our wind turbine products.

Now let’s discuss the progress of our business and provide an update on our strategy, first by talking about the CTC Cable segment of our business, and then we’ll discuss the opportunities with the DeWind turbines.

In 2007, early in the year of our 2007 year, in 2000, November of 2006 we obtained our ISO 9001:2000 certification of our Irvine manufacturing facility. The importance of this success cannot be underscored, since all of our CTC Cable successes since then are predicated on a solid manufacturing and consistency of our ACCC core. Our international strategy has been to make arrangements with a local engineering company or conductor manufacturer to assist us in obtaining product certifications, also known as type certification with the applicable government regulatory bodies within a market. Then we sell our ACCC conductor through a distribution agreement with a regional supplier. The next step in large markets is to enter into a license agreement with one of the regional manufacturers that has agreed to acquire the necessary equipment to set up stranding operations for our ACCC conductors that meets with our certification requirements to become a licensee to manufacture our ACCC conductor.  We then supply them with ACCC core.

In January we successfully penetrated one world market in China with Jiangsu New Far East and we made progress on the Middle East and European markets during the year with our relationships with Midal Cable in Bahrain and Lamifil in Belgium. We now have stranding capabilities in China, North America, Europe, and the Middle East. The success of our initial agreement with Jiangsu New Far East is what we hope to create in our push into developing markets worldwide. We’re in the middle of various type certification efforts as well as trial demonstrations in several markets and the participation in at least one tender in the international market. The markets in which we expect progress in 2008 are Eastern Europe, the Middle East, Indonesia, Mexico, the Baltic’s, India, and the UK. We have two lines up in the UK and are soon anticipating type registration.

In the US we have continued to get repeat orders from American Electric Power and PacifiCorp, as well as some small introductory orders from other utilities. The US has been slower to adopt ACCC conductor than we expected, however with our new business development efforts spearheaded by our new hire, Tom Smith, our new Chief Technology, I mean Chief Strategy and Business Development Officer, and with our message that we have the most efficient conductor we believe that we have the right product, the right time to enter the efficiency market, the energy efficiency market.

Some are even calling efficiency as the fifth fuel, and we are confident that our ACCC conductor product plays a major role in the development of that fifth fuel. We have just have to get the message out to the right decision-makers in the market. Now that our ACCC conductor has been successfully deployed in over 1,500 kilometers of installation as well as another 1,200 in the process of installation at this time. It has been proven to be an economical solution to solving problems of congested power lines as well as saving energy through the reduction of line losses with a rather rapid rate of return on investment, an excellent rate of return, which now needs to be quantified and explained to decision-makers in the marketplace.

As far as the DeWind business, we have had some key hires there, which include Emil Moroz, our Executive Vice President Engineering for DeWind and recently Robert Rugh, our EVP of Operations for DeWind, as well as several other hires involved in installation, as well as preliminary site engineering work, which have been recruited from other very experienced operations.

In the key of sales area, we have made progress of course with DeWind (sp?) in South America, particularly Chile as well as the sale and installation of the first D8.2 50-Hertz model in Argentina at a record 484,000 meters of elevation. We also have secured manufacturing arrangements, operations at TECO-Westinghouse Motor and those assembly operations have begun. And we have deployed during this year the first 50-Hertz prototype of our new D8.2 model at Cuxhaven in Germany, which has been working successfully throughout the year, as well as we have taken it down in, I believe the month of August and determined that there was no excessive wear problems or anything out of the ordinary, reassembled it and then it remains in operation today.

We have completed some successful prototype testing of the first 60-Hertz version of that D8.2 model at the National Renewable Energy Lab in Boulder, Colorado. And now we’re in the process of deploying that prototype to a tower, which has been installed or getting ready to be installed at Sweetwater, Texas and that installation is expected in very early January, due to some delays in the curing of the concrete foundations and certain weather considerations.

When that is completed, that unit also will be purchased by the College, the Texas State Technical College and they’ll be using it also for their classes on maintenance and service for the wind business of active turbines. We have also been securing some new development work, which has been important for our future sales, which is involving development of a new blade for an extended blade so that we can sell into markets which have slightly lower wind speeds and need higher performance. As well as we’re working on some other future developments to make our next generation turbine involving some changes and improvements in drive trains following the successful deployment of our (inaudible) wind drive drive train in the D8.2.

As far as service issues, in Europe we are in the process of negotiating with a major player in that market to acquire some of our turbines, which are now under our contracts and we expect that occur really within the next several weeks, a well as we are in the process of negotiating with a different provider for service so that we could limit our liabilities in those particular areas in the legacy turbines from the DeWind business formally in Europe.

We are in the process here of negotiating several agreements with others. These are turbine orders, which have been long expected, but they are still in process, mostly with a very lengthy legal process of all the detailed agreements and contracts, which are necessary when you’re looking at someone who has entered the market newly in the US and issues such a supply chain (inaudible), our operations and visiting the operations at TECA-Westinghouse in Texas come out so they can see the assembly being begun and started, as well as the areas of making sure that the 60-Hertz version is outputting the power correctly so that it will successfully be able to be certified for active integration with the grid early in the year, and therefore able to be purchased by 60-Hertz buyers.

Those are all still in process, there are several of them. A couple of them, which are quite significant and others which are smaller that all totaled together would go a long ways towards our expected potential deployment of the 120 turbines we have talked about, as that is what we have secured for component supply in the year 2008.

As far as the general corporate activities, we’ve been asked many, many times whether we are going to secure a larger listing, or a listing on a larger exchange, or a more noticed, effective exchange and we are reviewing that. Our barriers to entry in that are independent directors, we welcome and have recently recruited a new director, John Mitola and we have one other independent director, which we’ll be selecting shortly from a list of candidates and that would complete the requirement for independent directors and then we had the issue of share price. In terms of share price, we believe and hope that the orders which we are negotiating will go a long ways as well as the opening up of some of these new markets for our cable business, would allow us to achieve higher market valuation and therefore better share price.

As far as capital raise, is another question which has been raised by many, many individuals, and in that particular case, we are not actively seeking to raise capital, as we believe that if we determine, if we secure these contracts which are in negotiating, we believe that we have the cash flow necessary to supply those components, which we need to fulfill those orders. In the event that these are further delayed, there may be a requirement to raise additional capital, but we don't anticipate that we will need to do that at this time.

And now I believe I’ll turn this call back over to D.J., our CFO, to provide further information on our financial forecast.

D.J. Carney: Thanks Benton. I’ll now walk you through our guidance for our December quarter.

We’re projecting record consolidated revenues of between $14 million and $16 million for the December quarter, the increase of between 7.5 million and 9.5 million over the September quarter. Of this we’re projecting $8 million of ACCC conductor and conductor core products to be delivered and recognized in the December quarter. These sales represent approximately 700 kilometers of ACCC products, an increase of over two times the September 2007 deliveries of 345 kilometers. Our ACCC product margins are expected to increase above the 30.2% level that we’re seeing in the September quarter on just a 1 or 2% basis as our product mix begins to change to the higher margin ACCC conductor core products, as opposed to the stranded conductor products sold in most of 2007. We expect most of this quarter’s revenue to be attributable to Jiangsu in China.

We further expect our cash basis CTC Cable expenses to be approximately $2 million, resulting in a return to profitability for this business unit for the December quarter.

Our remaining $8.5 million in backlog represents an additional 1,500 kilometers of product. This backlog is expected to be shipped by the end of April 2008, but we are not currently providing specific guidance to the March quarter, except that our product mix is shifting to a greater percentage of higher margin ACCC conductor core, and which is reflected in the lower average sales price per kilometer than in the past quarters deliveries.

On turbine revenue, after evaluating the revenue recognition criteria for the turbine shipments made in the December quarter, out of our September 30 backlog of $50 million we are projecting to deliver between 6 million and $8 million of turbine revenues. This revenue includes over $2.4 million from our first commercial delivery of a D8.2 unit sold at the 4,000-meter site in Argentina and two D8 units sold to our Chezk customer. We expect the balance of our remaining backlog to be shipped by July 2008.

We are not providing guidance on gross margins for our turbine sales for the December quarter and we expect our cash basis DeWind operating expenses to be consistent with the September level, as reduced by one-time charges relating to the amortization. So we expect those levels to be between 3 million and $3.6 million and that will, as we continue to increase our research and development costs and costs related to the beginning of our full-commercial production of our D8.2 turbine at TECO’s production site in Texas.

And with that I’ll turn that over to Benton, and I believe it’s time for our question and answer period, so could the operator please get the question and answer period underway?

Operator: Yes, thank you. Ladies and gentlemen, at this time we will conduct a question and answer session. As a reminder if you have a question please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection. One moment please for our first question.

Our first question comes from the line of Jesse Herrick with MCF Capital. Please go ahead.

Jesse Herrick: Hey guys, how’s it going?

Benton Wilcoxon: Hi Jesse.

Jesse Herrick: I think I’ve covered most everything I need to, with D.J. offline, but wanted to go back and look at the turbine orders that you guys have term sheets for. Looking at the US customer, we’ve got about 125 turbines, are those all turbines, or are there parts involved there too? I was just looking at the, sort of the revenues that you guys expect to recognize from that and just want to…

D.J. Carney: Jesse, just so you understand, we don’t consider those to be orders yet. These are still at term sheet stage, they’re not under contract so we don’t consider them orders and we don’t consider them backlogs. So you know, just so everyone’s clear on that, on that, the, any US, anything that we referred to in our 10K in our MD&A section related to future orders like this are not considered to be orders by the Company and you know we’re expecting that, and we’re hopeful that they will turn into orders, but let’s, just so we’re clear, that these are not expected to be, you know we’re not considering them orders at this time.

Jesse Herrick: Oh no, no, no. That’s very clear. I just wanted to look at sort of the mix of, the mix of what is in that 125 number that you guys are talking about, cause I was looking at sort of the ASP, looking at the revenues that you’d expect to recognize off of that and it looks like…

Benton Wilcoxon: Assuming we, everything moves forward and the contracts are worked out, that represents four units in 2008 and potentially 121 units after 2008. Now we believe currently the schedule is with the 121 balance would be in 2009. The first four units, I believe and correct me if I’m wrong, those are sold with towers and they’re at a price point between 2.45 and 2.5 million per unit. The second set are sold without towers, but they’re also conditional on some other engineering things that we need to do to you know, to do certain things in our development efforts, which is one of the reasons why they’re pushed out potentially into 2009. So those ones are not expected to be sold with towers, which would then reduce the price by approximately $400,000 per unit.

Jesse Herrick: Okay, yeah I think that was a, that was a discrepancy there, it was just the towers.

And then if you could just talk a little bit more about the 375 turbine option that you guys are looking at with that potential customer, that same customer?

Benton Wilcoxon: Again that, we’re talking about potential, potential orders you know and as we move further along in the calendar the likelihood of delivery of those obviously becomes less and less likely, just because of the nature of the timing of them. But again it was, I believe the 375 would be something that would be roughly consistent with the 121. I’m getting nods from my COO here.

Jesse Herrick: Okay that would, okay. Sounds good. So those would be, those would also be, those would be with or without towers?

Benton Wilcoxon: Right now I believe those would be without towers, but again those are, those are still, those are stretching pretty far out on the horizon.

Jesse Herrick: Right, okay cause I think it was no more than 125 turbines per year.

Benton Wilcoxon: Correct.

Jesse Herrick: For that particular option.

Benton Wilcoxon: Correct.

Jesse Herrick: Okay and they could secure that with just a 5% down payment on those?

Benton Wilcoxon: You know I don’t, again we’re talking about some pretty far out you know, lengthy things and these are also, again, these are not signed, these contracts are not signed yet.

Jesse Herrick: Right.

Benton Wilcoxon: So they’re just a potential term sheet and you know a term sheet is only a term sheet and until it turns into a contract with (inaudible), we don’t consider it an order and we don’t consider it a contractual obligation.

Jesse Herrick: Oh no, that’s very clear. Okay. And then we’ve talked a lot, a lot of people have been focusing on the two that have term sheets in place. Can you maybe talk a little bit about the other, other negotiations? We're pretty far from, with the 125 turbines from that one customer and then the 76 from the other, or potential turbines, we’re looking at, I mean that’s still pretty far from the potential capacity.

Benton Wilcoxon: I mean we have to be very careful in what we disclose on these customers. You know we’re still in contract negotiations with these customers and we have to be very careful on how we phrase our answers to these because we don’t want to have anything that would cause these negotiations to go sideways on us.

Jesse Herrick: Right.

Benton Wilcoxon: So you know understand that again, until we get a contract we don’t consider these backlog. We don’t consider them orders.

Jesse Herrick: Right.

Benton Wilcoxon: But I mean these are, these are big numbers we’re talking about. You know both of these, both of these potential sales are big numbers, so we’re obviously management focuses, intensely focused on these deals right now.

Jesse Herrick: Okay. And then just wanted to look at the TECO operation right now. You guys have actually started manufacturing there, correct? Is that, is that already been, you guys have already commenced manufacturing at TECO’s facility?

Benton Wilcoxon: Yes we have.

Jesse Herrick: Yeah?

Benton Wilcoxon: Yes.

Jesse Herrick: And I’m assuming are those, now currently are those, is that for manufacture of D8’s or D8.2’s right now? Cause I believe you can do both on the same line.

Benton Wilcoxon: The line is capable of both, the machines on their way are 8.2’s.

Jesse Herrick: Okay. Fair enough. I mean I think I’ve got most of what I need. Why don’t I just pass it over to somebody else now?

Benton Wilcoxon: Thank you.

D.J. Carney: Thanks Jesse.

Operator: Thank you. Once again ladies and gentlemen if you have a question please press the star followed by the one. If you would like to decline from the polling process, please press the star followed by the two. Once again, if you are using a speakerphone, please pick up the handset before making your selection.

Our next question comes from the line of Corey Tobin with William Blair. Please go ahead.

Corey Tobin: Hi, good morning guys.

Benton Wilcoxon: Good morning Corey.

Corey Tobin: A couple quick questions for you on the guidance in particular. The guidance on the cable side, D.J. I thought, it came in a little bit lower than what we were looking for. Just curious, you said 700 kilometers should be shipped? Is that what the thought is?

D.J. Carney: That’s correct.

Corey Tobin: Okay and that, if memory serves, that agreement was for 600 kilometers a quarter and then you have the one that’s split from last quarter, so I’m just curious, why isn’t that number higher?

D.J. Carney: Well we have 1,500 kilometers in our remaining backlog, so it’s just, you know the December quarter is going to be one of a bit of transition, meaning we’re transitioning from ACCC wraps or stranded to ACCC core. And so what had happened is we described in the call was we allowed the Chinese to basically delay pending their certification of their stranding, and so what it caused us to do is ship some of those, you know we had to make a decision by I think the third week in September and if we, they decided by the third week in September that they were certified, we would have shipped them core and taken the revenue in just before the end of the month. But some of that was actually now, is being, is going through the stranding process and some of that they’re now picking up as core. So it’s sort of the, sort of the muddy waters quarter, if you will and as a result, you know what we don’t, what we don’t take, I mean a lot of the stranding, once, it can take up to three months to get it through the production queue. So you know the core is ready to go in the middle to end of September and with that needed to be wrapped, we had to ship that over to either Lamifil or to General Cable or to Midal and get it wrapped during the quarter and so the delivery may not be delivered into China until January.  So again it’s the transition phase.

Corey Tobin: So just to be clear, for the September quarter you’re shipping them wrapped, right? For the order for the second (inaudible)…

D.J. Carney: Primarily wrapped, correct.

Corey Tobin: Okay, primarily wrapped. So I guess what I’m hearing is, because they’ve subsequently become certified, for the December quarter actually you might ship them just core, although the stuff that you shipped wrapped for September might not get there until after the core gets there.

D.J. Carney: We’re going to ship them core and wrapped product in the December quarter, but some of the product, I mean right now they’re accepting, they’re not certified to wrap every size.

Corey Tobin: Okay.

D.J. Carney: They’re working through that and we’re expecting that they’ll get fully certified on all the sizes sometime in either the March or June quarter, it just depends on, I think our guys are going over to China in February to do the audits necessary to get the full certification. Now if things go well, they’ll be certified in the March quarter. If there are a few issues, then it may take some of those sizes until the June quarter.

So again, you know the sizes that they purchased from us, that they’re not certified with, obviously we would need to sell them the wrapped product. Right? (Inaudible) product.

Corey Tobin: In the March quarter though we should anticipate that the majority of it is core?

D.J. Carney: Yes, the whole thing is migrating to primarily core sales.

Corey Tobin: I got you. But then in one quarter shouldn’t we…

D.J. Carney: For China, for China.

Corey Tobin: Understood. In one quarter coming up here I would assume is probably the March quarter, should we see it like a double in a shipment so to speak, for the catch up from last September?

D.J. Carney: We’re going to start to see, yeah, the deliveries accelerate. I have, right now my numbers that I look at is, it’s a total of 2,200 kilometers, if you include the December and future quarters into my backlog. The 2,200 kilometers, which is about $16.5 million, so I’m projecting right now $8 million in the December quarter, about 700 kilometers, and 1,500 kilometers equals another $8.5 million is what I’m projecting for the March and June quarters combined. And some of that may go, it may, all of it may go in March, some of it may slip into the June quarter, it just depends on when their deliveries are and I don’t have full visibility on exactly when those deliveries are going to be.

Corey Tobin: And then new orders that they’d have for those March and June quarters would be in addition to that?

D.J. Carney: Yeah. I mean we’re, they’re under contract to increase their orders up to 900 kilometers next quarter and I would expect that those 900 kilometers, we may get some of it delivered by the end of March. It’s more likely that that would be delivered into the June quarter, but again we’re not giving really any guidance on those future orders because we don't have them yet. We don’t count the Chinese orders as backlog until they give us a signed sales order.

Corey Tobin: Understood, okay, got it. And then shifting gears for a second, with respect to the certification, I remember the 10K I think mentions July, can you give a little bit more color into sort of what timeframe you guys are really thinking about there for one, that certification should come through?

D.J. Carney: You’re talking about the 60-Hertz D8.2 prototype?

Corey Tobin: That’s right, for field testing.

D.J. Carney: Okay.

Benton Wilcoxon: The, in January 2008 we’ll put the 60-Hertz 8.2 on the tower. We originally planned that for December, but because of weather conditions in Texas at the time, mud and road conditions, we had to delay that. We're going to push them the first week of January for the installation of, the second week of January for the installation of the turbine. We will continue then to do field testing and work towards the 60-Hertz certification.

The testing that we did at NREL here recently completed was very valuable. It allowed us to verify virtually all the operation of machine, the power output, the power curve, basically in a torque model as opposed to the rotation model. All these things are all stepping-stones and pieces that we’ll put towards the IC certification of the machine. It will happen sometime between now and the July timeframe, the best, the sooner the better for us. We’re using July, the July guidance basically as a timeframe for when certification of the machine.

Corey Tobin: I’m just curious, so I think previously it was discussed as sort of a year-end 2007 certification and while I understand the weather concern and maybe the cement setting and whatnot, what’s the additional extension to the timeframe for certification?

Benton Wilcoxon: We have, when we looked at the, building the 60-Hertz wind drive (inaudible) we wanted to be very certain with that and (inaudible) was very careful with the testing and development of that machine. So we had a delay in our piece part (sp?) supply basically, certainly from a critical components pushed us back a bit and as such we weren’t able to make our December finish that we expected. It will be in December, excuse me, January for the erection, having the exit power serve now to validate or verify on the tower to speed things up. So we missed December, but it’s still within, well within our expectation (inaudible) the machine.

Corey Tobin: Okay great. And then finally on the cable in the United States, what, how much cable is actually been deployed in the US at this point?

D.J. Carney: Let me, give me a minute if you, to pull that information together Corey.

Corey Tobin: Okay great. I’ll turn the call over to…

D.J. Carney: I’ll come back with the answer.

Corey Tobin: Great, thanks.

Operator: Thank you. Our next question comes from the line of Mark Caruso with Millennium Partners. Please go ahead.

Mark Caruso: Hey guys. Can you hear me?

Benton Wilcoxon: Yes. Go ahead Mark.

Mark Caruso: I just had actually a few quick questions and clarifications. One is, as we look on the cable side, you know Benton you had mentioned that you’re starting to get some repeat orders from AP, PacifiCorp. I know in some of our meetings with some utilities they’ve talked about interest in your cable. Now that you guys have sort of been able to quantify the economics and the line savings, have you found that you’re getting better inroads to the right people at the utilities? And people are starting to get their arms around the opportunity there?

Benton Wilcoxon: Yes. We are getting more interest and predictably from the public utility commission and we do have a campaign that we’re working on right now with our new strategy officer here to penetrate those markets in a manner, which is acceptable to utilities.

Mark Caruso: Gotcha. And then on the, thank you for the detail in the 10K about sort of the turbine agreements and where they stand and the numbers, but as far as those go, it sounds like it’s mostly legal kind of just attorneys going through and making their adjustments, is that the right way to think about it?

Benton Wilcoxon:  On the turbines?

Mark Caruso: Yeah, the turbine agreements.

Benton Wilcoxon: Yes they’re, these are very lengthy documents and they have multiple aspects to them. You have a supply agreement, warranty agreements, O&M agreements for the operation and maintenance of it. There are several paths (sp?) to them, each one of these agreements is 60 to 100 pages long with dozens of exhibits. It’s a lengthy process, we’ve been struggling working with it now for quite a while. But it’s in that phase where the lawyers are passing back and forth (inaudible).

Mark Caruso: Okay, so it is just, it’s more just attorneys versus more due diligence and more test data from the turbines?

Benton Wilcoxon: Correct.

Mark Caruso: Gotcha. And then as far as the turbine that’s in Argentina, if I remember correctly you guys had said that, you know it’s up and I think it’s running well. Is there anything, you know, can anymore color around that? And secondly to that point, you know in your presentation and I know the counterpart has been vocal about their desire to be more green, you know as a modern company, anything that would not, you know, that could kind of see them not having a repeat order from you guys?

Benton Wilcoxon: No, no. I’ve actually just met with the engineering group, which did the escalation and we are in discussions with some additional potential orders. Obviously waiting for just a little more time of running to make sure that everybody’s happy with things operating at those altitudes and also looking at some other orders in the lower altitude, more standard environment.

Mark Caruso: And as far as the testing goes, are the potential customers able to be a part of the testing process and see what kind of the type curves and when it is up in Texas and able to go down and see it up and running in person as well as any data?

Benton Wilcoxon: Yes, they will be able to. We’ll actually probably have a big event down there when we get it up and commissioned in January for those who want to travel and actually at least one major potential customer did go to NREL, the National Renewable Energy Lab to see it as it was originally hooked up, just to see if we had any issues hooking it up and see how constant they were that this would be a simple installation. And to my knowledge they were quite satisfied and we continue in a legal agreement on that potential contract.

Mark Caruso: And sorry, just one last question, as far as you know your turbine negotiations are going, when you’re talking to customers is availability more of the focus, or are they recognizing you know the technology advantage that the DeWind 8.2 offers them?

Benton Wilcoxon: No, I think it’s the technology advantage is the main issue that they’re interested in and it just is a long detailed, very detailed series of agreements and exhibits, which are part of a turbine supply agreement, which takes a lot of time to go through and when we’re, when you’re a smaller Company starting off in the United States, they’re just a lot of issues which come up between the financiers and the purchaser that want to make sure that they have rights to different things in the event something went wrong or so forth. So it’s those details which are just taking inordinate amount of time to go through and we have to be careful to not sign them too fast in order to incur some very long-term potential downsides with conditions that lawyers would love to put in the agreement.

Mark Caruso: That’s so great. I look forward to hearing more of the details whenever they come out.

Benton Wilcoxon: Well thank you Mark.

D.J. Carney: Quickly on the answer to Corey’s question, we’ve delivered revenues related to about 325 miles of product in the US and we probably have another 50 miles of test and trial lines out in the US.

Benton Wilcoxon: All right, next question?

Operator: Thank you. Our next question comes from the line of Andrew Stone with Tufton Oceanic. Please go ahead.

Andrew Stone: Oh yes, hello there. It’s Andy Stone in London. Just wanting to hear a little bit more about your cable activities outside of China. It sounds very much as if China is still the main area of focus. Wondered if you could tell me a little bit more about level of activity in Middle East and in Europe? Maybe you could, maybe you could rank the four areas, you know one through to four. I guess you start one with China. But how do the other three look, please?

Benton Wilcoxon: In the Middle East we’re in type certification, or coming close to type certification in at least two areas and expect orders sometime, at least trial lines to be sometime in the first or second quarter of this calendar quarter of the coming year. It takes quite a bit of time to get through it, but they are making steady progress in that particular area and we expect that to be an excellent market.

In the UK (inaudible) and they’re very close to certification. I mean what do you call, type registration actually in the UK and we expect that to be quite a good market, as I believe they’ve announced a multi-billion pound upgrade of the grid that will come over the next few years.

The market is Mexico is large and we are very close to some initial orders there in Mexico. We have in Eastern Europe a tender offer, which we have, we’re submitting. Now one of two have been selected then too, of course it’s not a firm order yet, but it’s quite a significant line. And we expect that to be a very expanding market as it’s growing substantially.

Indonesia is, has some lines that should go up sometime within the next three, four months or some orders and should be installed sometime in that timeframe. And those would be pretty significant potential markets.

Andrew Stone: Yeah, okay. And are you finding that, this is an easier product to sell, as new build or as retrofit?

Benton Wilcoxon: And in the past retrofit has been the biggest market everywhere, but now there are some new build applications that we’re in discussion.

Andrew Stone: Okay. And just finally, with the Middle East you mentioned you know that you’re making some progress there. Can you tell me which country please?

Benton Wilcoxon: We’re, it’s basically Oman and Saudi Arabia are two areas that we’re focusing on at the moment.

Andrew Stone: Okay, thanks very much.

Operator: Thank you. Our next question comes from the line of Jason Selch with Equity Group Investments. Please go ahead.

Jason Selch: Hi Benton. Actually I’m glad to follow up on that last call cause there was this company that came through last week, they did a private placement called MYR Group, MYR Group. They represented that they’re one of the top three transmission installation companies in the United States and they said that they had actually done a contract for AEP to install your cable and that that was done successfully and that the guy who was their employee who oversaw that project went to work for you. Is that correct?

Benton Wilcoxon: Yes, that is correct.

Jason Selch: And is he still working for you?

Benton Wilcoxon: Yes, he’s our Chief Installation Engineer.

Jason Selch: Okay, well then in addition to that, they mentioned that, that there is going to be a lot of tenders this year for transmission work in the United States and the top two parties that are going to be offering these contracts to this contractor and they’re bidding on them, are AEP and PacifiCorp and those are the ones where you’ve had the repeat orders and I was wondering whether you’re going to be part of any of these orders that apparently are, kind of the record amount of orders to be offered ever?

Benton Wilcoxon: We do hope so. We’re certainly in discussions with them and again trying to get you know specified as a particular conductor that can be allowed in those builds. Most of those are new builds, new lines. And we certainly hope to be part of those, we’re confident we will be at some point a major consideration, but those are active discussions going on.

Jason Selch: So is the problem there that lines have been specified without your product already and so they’ll just be filled with the traditional product, so you’re going to kind of miss out on those orders? Is that…

Benton Wilcoxon: Yes, to, well hopefully we don’t miss out on it, but typically they have been speced out already because of engineering being involved, you know many years in advance.

Jason Selch: Okay. Are you going to become certified if that’s available technology in any area this year?

Benton Wilcoxon: Yes. Basically the situation is that in most cases they want to make sure that they’ve seen something up in the air and its been installed for a significant period of time. Most of them really like to see three years. It has been up three years in a couple of, in several installations, smaller ones, and as far as PacifiCorp and AEP, by this January there will be two years up in the air and with you know successful deployments and repeat. So I believe that it is now capable to be you know listed in those particular, in most of those specifications.

Jason Selch: Okay well let’s see what happens. You said that the manufacturing at TECO-Westinghouse started in the fourth quarter, but you don’t expect to be delivering product out of there until the second quarter, or second calendar quarter of 2008. So what are they doing down there if they’re up and running, but they’re not delivering product?

Benton Wilcoxon: In the TECO factory they’re, we’re going through training, they’re building and disassembling the same units so that we can get the most effective and most highly trained team available. We will build machines that will have machines available for delivery in the March timeframe, that’s our goal to have this ready to go to customers at that time. The, right now we have our German engineering teams involved with the TECO facility, we have our German manufacturing teams, actually the assemblers are doing the onsite training and building up the staff and visible, all the issues associated with logistics, infrastructure, moving of supply chain parts in and out, setting up the actual production floor for efficiency. Remember this line is going in as basically an automated tech assembly line with the, the turbines traveling down the center of the facility as two manufacturing cells with the material in-feed from the side. So there’s quite a bit of logistics and things to set up as we do this. This is all happening now.

Jason Selch: Okay. So if I come down there this winter I could come and see a turbine being assembled?

Benton Wilcoxon: There will be turbines on the line, yes.

D.J. Carney: Yes.

Jason Selch: Okay great. Well I’ll try to make plans to do that. Thanks a lot.

D.J. Carney: Yes, in January you can see both them and nearby the, nearby in Texas terms, you’ll see the unit on top of the tower.

Jason Selch: Okay.

D.J. Carney: Thank you.

Operator: Thank you. Our next question comes from the line of Helane Becker with Citi Group. Please go ahead.

Helane Becker: Thank you very much operator. Hi gentlemen.

D.J. Carney: Hello.

Helane Becker: Just a couple of questions. Number one, in terms of litigation that’s pending, have you fully reserved for all of that at this point?

D.J. Carney: We’ve fully reserved for the FKI exposure on the maximum exposure that we have. The other major litigation case that we’re with is the Enable (sp?) litigation case. We have not reserved or through for anything for that because we don't expect that we’re going to be incurring any losses at this time.

Helane Becker: Okay. Do you know when that, but you don’t know when that will be resolved, right? The judge was very in specific?

D.J. Carney: He was very non-specific. We had a hearing in November, it was a motion to dismiss and he did not rule on the motion to dismiss at the time and he said he would revisit the motion, to ruling on the motion to dismiss I believe in February.

Helane Becker: Okay. And then what about net operating loss carry-forwards. Are there, can you say how much you have in terms of NOL’s?

D.J. Carney: That’s actually listed in I think note 15 in our 10K, it was disclosed there. So really it’s around 80 million US and then some other state information. I’ll have that pulled out in a minute if you want to keep moving on, moving forward.

Helane Becker: Okay. That’s fine. And then just in terms of the impairment of goodwill, do you anticipate having to do more of those write-offs in the go forward years?

D.J. Carney: Not necessarily. The reason we impaired the goodwill, when we, we did the joint venture with, for the service arm, we had to allocate a portion of our goodwill to that, the accountants had us do that. And then once we determined that our ownership percentage dropped below a certain point, we decided at the end of the year during our annual review process to impair that 900,000.

Helane Becker: Okay.

D.J. Carney: But right now we did an impairment review for the rest of the goodwill and we determined that based on our business prospects in the turbine business that we’re not impairing it at this time.

Helane Becker: Okay.

D.J. Carney: The NOL’s are federal of 86.6, state of 62.9 and international 34 million.

Helane Becker: Okay great. Have you done any hedging for foreign exchange at all, or thought about doing that?

D.J. Carney: We have thought about doing it. Right now we don’t really have the, there’s a huge back office component that needs to be set up to do that and to handle the fairly sophisticated accounting required with that. The way we’re handling our foreign currency exposure on our turbine contracts is we’re putting a band within our contracts. So for example we may put in a Euro exchange rate of $1.45 and then any increase or decrease within $0.05 or $0.06 above or below that, then we would reset the price of the contracts to, for that portion of the content that’s Euro based.

Helane Becker: Okay.

D.J. Carney: We're inherently hedged against the Euro through our turbine contracts that way.

Helane Becker: Right, okay good. And then okay. And then I guess that’s it. That was really my last question.

D.J. Carney: Thanks Helane.

Benton Wilcoxon: Thank you Helane.

Operator: Thank you. Our next question comes from the line of Lenny Brecken with Brecken Capital. Please go ahead.

Lenny Brecken: Good afternoon guys. You know, when I talked to you guys over the last few weeks, whether in person or on the phone, you enthusiastic and confidence for closing the two contracts under term, it seemed to be very high and I just wanted to just point blank ask you what your condition level is on turning these into master agreements and on the timing? Because D.J. you’ve repeated a couple of times these aren’t part of your backlog, which I guess you should have, but I just want to get the right impression of management. And secondly, can you just describe on the domestic, the larger domestic order what engineering things need to be accomplished for that to be an actual contract?

Benton Wilcoxon: The engine, there really are no further engineering things that need to be accomplished. They’re quite satisfied in that particular area. The issue is literally all of the legal issues in the contract that they want put in to the contract. Obviously they’re looking at a very large, longer agreement, which involves, you know very few turbines initially and then as they’re satisfied with those, the balance of 500 turbines in this one particular case. So the agreement is quite complex. It would be easy if we just did a few turbines in the beginning and then negotiated another one at another date. It’s certainly right there, but the problem is we have to be very careful that we do not incur in our haste to sign something, our enthusiasm to sign something, incur long-term major problems by various default provisions, delay provisions and so on, which might be very, very detrimental to the Company over the long-term. And certainly the bigger the player that we’re negotiating with, the more they would like to have all those things in their agreement so they really incur no risk and we incur all of the risk. And those types of things which you know we have to convert things from one-sided agreements to two-way and fair playing field agreements. And so we’re confident we can get to those agreements, but the pace with which we’re moving with some of the attorneys is not, not that exciting and of course now we’re entering into a time of the year where it’s not going to be helpful.

Lenny Brecken: Then to classify, I mean I think that was their only question, what the delay was pertaining to and it was classified as sort of legal. It’s not just, it’s not just waffling and tackling legal, still the terms are being negotiated, is that correct?

Benton Wilcoxon: No, it’s not. There is details in the term sheet and that’s not the issue. It’s all of the nitty-gritty legal in hundreds of pages of what if this occurs. So it’s default provisions and things which go on pages after pages that are really something which I do not believe we would see in a normal turbine (inaudible) agreement. For example some of the ones that we have seen in the past from other major players, we don’t find those in there.

So it’s a process of going through and making all these things a fair playing field so that we have a good long-term relationship with this particular company and not, don’t get into a lot of problems. Keeping in mind most of our buyers are not very experienced in the wind business. Those who are very experienced in the wind business have long-term frame agreements already in place many, over a year or two, three ago with the existing big turbine manufacturers.

Lenny Brecken: All right. So I mean is it fair to say that you really don’t, I mean you say a few weeks, I mean that’s just a guess. I mean…

Benton Wilcoxon: Well if we would sign it today as is it could be signed today. I’m pretty positive of that. But you know we’re not going to sign it as it is because it’s not, as I call it, a level playing field and we are going to, we’re on it. We've been on it every day and it just takes an amazing amount of time to go through these agreements because people don’t part with, you know these types of orders that are that significant in dollar value, at least potentially, they don’t, nobody wants to do this haphazardly or quickly.

Lenny Brecken: All right. Okay. I guess that answers my question. And again, what was the engineering thing that you needed to contingently do?

Benton Wilcoxon: There are no other engineering things that need to be done. Those are satisfied when people have seen the 60-Hertz immediate output upon hooking up the unit at NREL. And a steady output, up to full power and it can be in an automatic mode and therefore people are quite satisfied in that area. And you know, to add to what I said earlier, there are no other large turbine supply available from anywhere that we’re aware of at this point in time. So therefore I expect that we will continue forward and these agreements, which are several smaller ones and foreign agreements that we’re negotiating and have been already red lined and red lined back and forth several times. And we’re in constant dialogue back and forth between attorneys, as well as this particular agreement we’ve been talking about with a major US player.

Lenny Brecken: All right. And the same kind of delays are pertinent to the other player as well? The other player with the term sheet?

Benton Wilcoxon: Yes. Yes, basically they’re all new in the business and we cannot ourselves say that this is our standard agreement and take it or leave it because we haven't been in the United States with the 60-Hertz unit with the unit just been well established in terms of agreements and a major player, one of the other ones, would probably say this is the agreement, either take it or forget it because they already have a full order book anyways.

Lenny Brecken: All right. All right Benton, thank you.

Benton Wilcoxon: All right, thank you Lenny.

Operator: Thank you. Our next question comes from the line of Mike Breard with Hodges Capital. Please go ahead.

Mike Breard: Yes, the company, the US company is talking about an option on a 375 more turbines with a down payment by June of ’08, at what point do you have to start ordering parts for that? I mean is it, if they delay the down payment for three or four months, does that mean you’ve missed the chance to buy parts, or just how are you providing for potential 2009, 2009 deliveries now in terms of parts?

Benton Wilcoxon: Well the, if they’re long enough, usually the major key components need to be ordered one year in advance.

D.J. Carney: At the outset, at the longest.

Benton Wilcoxon: Right. And so if someone places a firm order, or they go hard on it in June, then they would not expect delivery prior to June of the following year.

Mike Breard: Okay.

D.J. Carney: Now, we also have in place long-term frame contracts with the key suppliers. We've already secured, we basically have opened the door on our key components for ’08, ’09. Not that we have put the money down on those, but we’ve reserved capacities, we’ve identified roughly what we would like to have for delivery schedules and we’re working with our supply chain to maintain all that. So this isn’t a, starting from ground zero, we already have put the infrastructure in place to draw down on the supply chain as necessary in ’08 and ’09.

Mike Breard: Okay. You’ve mentioned other potential buyers besides the one in Brazil and the one in the US. Would these be typically long-term deals? Or you’d provide some in ’09 and again in ’11? Or are they just one of a kind type deals where you get 50 or so turbines fairly quickly?

Benton Wilcoxon: It’s a mix of opportunities. We have some of the customers that we talk to have long-term needs where they have hundreds of megawatts over years that they will be putting in place, if not thousands and there are a large number of small opportunities, where we’re looking at 10 and 15 and 20 turbines at a time. There’s quite a bit of interest in wind, even in the smaller players.

Mike Breard: Okay. All right and one last question on your cables. The, it was mentioned before you did have some excellent prospects overseas. You haven't had a substantial US order in quite a while. What is the main delay? Is it just that the fact that they’ve already specified cable for projects to be build in ’08 and ’09? They specified the cable a year or two ago, is that the main problem?

Benton Wilcoxon: It’s usually that and the fact that each utility typically has to have their own approval process and own adoption process. So just because one other utility has used it doesn’t mean that it, another utility will look at that and say well if they use it, then I can use it. Whereas in some of the foreign places, once it’s approved by the major state regulatory agency, then everybody feels like it’s going to, and something which is allowable, certified and it’s been approved. So it makes it much easier for the individual decision-makers to make a decision as far as the transmission engineering team, where and planning team. Whereas otherwise in this country, each one has to start off all over again, decide whether they want to take the risk or not and typically you feel these are risk adverse.

D.J. Carney: It also has a bit to do with the buying methodology that the older, don’t say older, but the utilities have and that they buy these things largely many times on yearly buys by the tonne. And you buy so many tonnes of conductor. We are an engineered sale. We have to have the engineering teams involved, the asset management teams involved and express to them exactly why the product is the best for the solution, the best solution for the opportunity. So it’s a little bit longer lead-time and we put in the time to do that.

Mike Breard: Okay. All right, well thank you very much.

D.J. Carney: Thank you.

Benton Wilcoxon: Well thank you. I think there’s one last question? I mean, then next question?

Operator: Thank you very much. Our next question comes from the line of John Vornle with Long-Term Capital. Please go ahead.

John Vornle: Yeah hi. Nice conference call guys. I just have a question with respects to the total capacity in terms of what you have, how long it will take to put together for the ACCC cable and also the turbines. I don’t get a good feel for that.

Benton Wilcoxon: Okay the…

John Vornle: Production capacity.

Benton Wilcoxon: The production capacity here in Irvine is quite large and expandable by 100%. We’ve actually got plans in place to expand our production floor 100%. As some of you may know we actually build our own equipment here. We're vertically integrated in all aspects of the, of the process. We build the protrusion equipment here, we build the racks and everything else. We already have the new production floor laid out, contractors are in the building working on other areas at the moment. So we are doubling our capacity in the Irvine here.

The other key component of course has been our carbon supply and we have carbon supply to boost our capacity dramatically. We have been extremely successful in managing our carbon supply and have expanded our carbon supply to many, many times our 2007 capacity of carbon. So we put the piece parts, the raw materials in place, we have the manufacturing capacity doubled here, this will give us essentially 20 protruders on the floor, each of those protruders capable of pulling two strands, or take two strands at a time, so it’s quite a large manufacturing capacity here in Irvine.

John Vornle: How many miles is that, or feet, or meters, whatever you’re measuring?

Benton Wilcoxon: We, I’ll give you around the actual numbers here.

D.J. Carney: Yeah, we’re currently, we run at about 3 feet a minute and so I think if you extrapolate that out, that works out to be, at current, this is a current level?

Benton Wilcoxon: Correct.

D.J. Carney: The current level that’s about a little more than 250 miles a month at our current units. We have eight machines on the floor. So and we double that, it would be over 500 miles a month.

I think there’s actually, there are ways to increase that. The number that sticks in my head is I think it’s, what, 400 miles per unit or something like that, Mark?

Mark: We actually, we use a run rate, which is fully characterized. We have also increased the run rate by 33% (inaudible). But right now exactly what we have to do with our capacities. This is not a labor-intensive process. We have enough capacity in hand for our projected, projected revenues here in the near term. So I think we’re in pretty good shape for that.

Again we can double it up if we have to. We can take the capacity that D.J. has mentioned currently and more than double that (inaudible).

Benton Wilcoxon: Okay?

John Vornle: What about turbines? Sorry.

Mark: Turbines, as we’ve reported we have, we’re setting up our 2008 production for 120 units and our 2009 for 360 units. And this is a well-orchestrated approached based on availability of supply chain, expected customer load and the ability of our manufacturing operations to absorb that kind of learning curve and assembly line. We, there are certainly more opportunities and that out there in the sales channel, but we have to take reasonable bites with our manufacturing growth and do it at a level that we can absorb effectively.

John Vornle: Okay thanks.

Benton Wilcoxon: Thank you John.

I think there’s, next question?

Operator: Thank you. Our next question comes from the line of Mark Caruso with Millennium Partners. Please go ahead.

Mark Caruso: Hey guys, sorry just two quick follow-ups. Can you just remind again what the turbine capacity is at TECO if things all pan out and demand works out?

Mark: The line is being built, the line is being orchestrated and built to do 400 units per year. We have the ability to run double the size of the line to the assembly hall that we’ve created. Actually we’re using two parallel halls, essentially half of each hall with the intent as the production rises dramatically, we just do a mirror image and plop the line, everything fitting back to the center aisle.

Mark Caruso: How long would that take if things, if you got the demand?

Mark: As far as bringing the line back up?

Mark Caruso: Yeah, to double the size of line?

Mark: Just a matter of months. Probably you're looking at three to four months on the, on the cart lead time of things. Not years, in a small number of months.

Mark Caruso: Gotcha. And then in your K, you guys talked about, and you talked a little bit on the call too, you know you’re seeing opportunities in Mexico. Obviously there’s an agreement, or potential agreement in place for some orders in Brazil and you know we’ve seen, you’ve shipped D8.2 to Argentina. Would you say that those are the three, I guess South America and then Mexico are the, I guess the most near-term opportunities where you’re seeing greater acceptance for you know when technology and opportunities from potential customers?

D.J. Carney: Those are areas where we’re focusing right now. Those are good opportunities and a large (inaudible), that’s where we’re working.

Benton Wilcoxon: They’re also new. So I don't know if I would say greater acceptance. Just say they’re newer, whereas some of the bigger US developers, as I indicated before, already have major supply agreements.

D.J. Carney: We think there’s a lot of growth being driven in some of those areas for tax incentives. I know that Mexico has a pretty decent tax incentive on recovery of renewable energy investments and I believe Brazil does as well and a lot of that’s what’s driving their investment. So you know as people have asked us questions before, you expose them on the issue that’s going on with the PCC (sp?) in the US and the answer is, we have a lot of opportunity outside the US that doesn’t, the PCC doesn’t impact us.

Mark Caruso: Gotcha. Perfect. Thanks guys.

Benton Wilcoxon: Okay.

Operator: Thank you. Our next question comes from the line of Corey Tobin with William Blair. Please go ahead.

Corey Tobin: Hi, just a quick follow-up. What, in terms of the December quarter here, what are you expecting in terms of cash burn from operations and whatnot?

D.J. Carney: I’m expecting, I’m expecting, you know our cash, our cash requirements in December are really related primarily to turbine inventory purchases. I, you know I disclosed in the K that last week I had over $12 million in cash and I had 23 at the beginning of September. I’m getting cash flow from, out of my cable business. It’s offsetting some of the corporate and the wind piece and so you know the rest of it would be, would be inventory buys.

So right now we’re looking that we’ll probably have a net burn of around 12 million, but again, Corey, I haven’t locked that number down yet and it also depends on what we do if we get one of these deals signed, my cash would change significantly.

Corey Tobin: And that, a burn of 12 million including…

D.J. Carney: That would include turbine purchases.

Corey Tobin: Including…

D.J. Carney: Include parts purchases.

Corey Tobin: Including inventory burns, inventory turns.

D.J. Carney: I think sort of the net, the net of inventory purchases.

Corey Tobin: And operating losses.

D.J. Carney: Correct.

Corey Tobin: Okay great, thank you.

Operator: Thank you. Ladies and gentlemen that is all the time we have for questions today. I would like to turn it back over to management for closing remarks.

Benton Wilcoxon: Oh thanks everyone for listening to our call and our numbers and we appreciate all of your support, those of you who are shareholders and we look forward to a really promising year as the adoption of both of our products increases. And I think it’s a perfect time in our dream, the energy efficient environment for both of our products and we expect this message to be well received as we learn how to penetrate these markets more effectively. Thank you.

Operator: Thank you. Ladies and gentlemen that does conclude our conference for today. Thank you for your participation and for using ACT. You may now disconnect.